Exhibit 99.1
FOR IMMEDIATE RELEASE
June 17, 2005

GENEREX BIOTECHNOLOGY ANNOUNCES COMPLETION OF
 $2.0 MILLION DEBENTURE TRANSACTION

TORONTO, Canada - June 17, 2005 - Generex Biotechnology Corporation (NasdaqSC: GNBT), a leader in the area of buccal drug delivery, announced today that that it has received the funding contemplated by its previously announced June 16, 2005 agreement with the holders of its 6% Secured Convertible Debentures for the issuance of additional Debentures, Warrants and further Additional Investment Rights for an aggregate purchase price of $2,000,000. The closing of the transaction occurred today. Generex expects to utilize the proceeds from the transaction to fund the initial launch of commercial sales of its flagship product, Oral-lyn™ (a proprietary oral insulin buccal spray product), accelerate further clinical development activities and for working capital and other general corporate purposes.

About Generex

Generex is engaged in the research and development of drug delivery systems and technologies. Generex has developed a proprietary platform technology for the delivery of drugs into the human body through the oral cavity (with no deposit in the lungs). Generex’s proprietary liquid formulations allow drugs typically administered by injection to be absorbed into the body by the lining of the inner mouth using the Generex’s proprietary RapidMist™ device. Generex’s flagship product, oral insulin (Oral-lyn™), is in late stage clinical trials around the world.

For more information, visit the Generex Web site at www.generex.com.

Safe Harbor Statement: This release and oral statements made from time to time by Generex representatives concerning the same subject matter may contain "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plans," "intends," "believes," "will," "estimates," "forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward- looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Generex cannot be sure when or if it will be permitted by regulatory agencies to undertake additional clinical trials or to commence any particular phase of clinical trials. Because of this, statements regarding the expected timing of clinical trials cannot be regarded as actual predictions of when Generex will obtain regulatory approval for any “phase” of clinical trials. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.